March 5, 2002 Arthur Andersen LLP 711 Louisiana Street, Suite 1300 Houston, Texas 77002 For the period from August 1, 2001 (the date of formation of the Partnership) to December 3 1, 2001, GEMSA Loan Services, L.P.'s (GEMSA) servicing of multi-family and commercial mortgage loans has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankcrs Association of America's ' Uniform Single Attestation Program fo Mortgage Bankers. In addition, GEMSA's Fidelity Bond policy provides coverage of up to $50,000,000 and GEMSA's Errors and Omissions policy provides coverage of up to $47,500,000 as of December 31, 2001. 1500 City West Boulevard, Suite 200 9 Houston, TX 77042 9 (713) 458-7200 * (800) 456-1443